Exhibit 10.2(A)

                               Schedule 3.1(2)(a)
                                     to the
                         COMMON STOCK PURCHASE AGREEMENT
          Between Saba Petroleum Company and Horizontal Ventures, Inc.



1. On January 17, 1995, the Certificate of Incorporation for Sabacol, Inc. was filed with the Secretary of State of the State of Delaware providing for the authorization of 100,000 shares of common stock. On February 1, 1995, Certificate No. 1 was issued to Company for 10,000 shares of common stock, and, other than said issuance, no other shares of common stock were issued. On March 20, 1997, the Certificate of Incorporation for Company was amended reducing the number of authorized shares of common stock from 100,000 to 1,000. In March, 1998, the Board of Directors of Sabacol, Inc. resolved that the number of shares of common stock of Company issued theretofore and stated in all certificates evidencing the issuance thereof, namely Certificate No. 1, were thereby reduced to one percent (1%) of their face amount as an equivalent reduction of authorized shares from 100,000 to 1,000, and further that Sabacol, Inc. would issue a new certificate reflecting said reduced amount of shares of common stock in replace of and upon presentation to Sabacol, Inc. of the previously issued Certificate No. 1.

2. Reference is made to Item 1 of the Annual Report on Form 10-K of Company for the year ended December 31, 1997 which is incorporated herein by reference. As disclosed therein, Company may have failed to abide by requirements for cumulative voting and may have failed to accord preemptive rights to its shareholders.

3. As of July 31, 1998, Company has outstanding options and rights under its employee and director stock option plans and under employment contracts with key personnel, including employees and certain present and former consultants, covering 983,000 shares of Company Common Stock, some of which require such shares to be registered under the Securities Act of 1933 and listed on the Exchange. This includes 200,000 shares of deferred Company Common Stock, the issuance of such deferred shares being contingent upon Mr. Chaudhary remaining in the employ of Company for a period of two years succeeding the expiration of his existing employment contract and such shares being issuable 100,000 shares at the end of each such succeeding year; and 100,000 performance shares of Company Common Stock issuable if Company meets 1998 earnings test. Stock option agreements have not been entered into by Company with all grantees of stock options.

4. As of July 31, 1998, under its 9% Senior Subordinated Convertible Debentures, the holders have the right to convert the existing Debentures ($3,575,000 principal amount) into approximately 817,143 shares of Company Common Stock. If conversion of Company Preferred Stock results in a change of control, the debentures are redeemable at 102%. The Amended and Restated Indenture dated as of February 7, 1996 for $12,650,000 is incorporated herein by reference as is the related prospectus.

5. The Company Preferred Stock is redeemable by Company at any time and must be redeemed upon the occurrence of certain events. Company may redeem the Company Preferred Stock at 115% of its stated value plus accrued dividends and the issuance of a five year warrant to purchase 200,000 shares of the Company Common Stock at 105% of the average closing bid price for the five consecutive trading days preceding the date fixed for redemption. However, the holder has the ability to convert all or any shares of the Company Preferred Stock into Company Common Stock. The Company Preferred Stock must be redeemed under certain circumstances. Such circumstances include the failure of Company to obtain an effective registration statement for the Company Common Stock underlying the Company Preferred Stock prior to June 28, 1998 (or as extended per mutual agreement), failure to maintain American Stock Exchange listing or should the Company Preferred Stock cease to become fully convertible as a result of such conversion resulting in the issuance of more than 19.9% of the then outstanding shares of Company Common Stock and Company has not, within certain time limitations, secured shareholder approval to allow for full conversion. On June 5, 1998, Company redeemed $2 million of the Preferred Stock, which included a 5% premium in the amount of $100,000 and paid $51,288 to the holders for cumulative dividends accrued through June 5, 1998 and attributable to the $2 million redemption. In June, 1998, in connection with securing the consent of the holders of the Series A Preferred Stock to the business combination with Omimex Resources, Inc, the terms of the Preferred Stock redemption and conversion were modified and said modification dated June 1, 1998 is incorporated herein by reference along with all the terms of the the Securities Purchase Agreement and related exhibits thereto entered into as of Decemer 31, 1997 for the Series A Preferred Stock.

6. In November, 1997, Company entered into an agreement with Hamar II Associates, LLC providing for Company to participate in the drilling of a test well on the Behemoth Prospect, Glenn County, California, to bear a proportionate part of lease acquisition and maintenance payments, and to pay its proportionate share (30%) of a consideration of $100,000 to members of Hamar. The terms of the transaction applicable to Company are the same as those applicable to Amerada Hess Corporation, adjusted to the respective interests of the parties, that of Amerada Hess Corporation being 60%. In addition, Company orally has agreed to issue 20,000 shares of Company Common Stock for no additional consideration should the test well drilled on the Behemoth Prospect be productive in quantities deemed commercial by Company.

7. A substantial portion of Company Common Stock held directly or indirectly by Ilyas Chaudhary has been pledged to secure debt. During 1998, shares of the Common Stock were sold by lenders as a result of Mr. Chaudhary's inability to pay the margin debt. It is believed that such sales may have contributed to the decline in the price of the Common Stock. At July 31, 1998, approximately 969,200 shares of Mr. Chaudhary's Common Stock were subject to pledge to secure indebtedness of approximately $489,000. The Company is aware of adverse comments contained in public media concerning these sales and general comments regarding the possibility of action by shareholders, but has received no durect written assertion of a claim

8. As of September 30, 1998, 8,000 shares (of an originally issued 10,000 shares) of Company's Series A Preferred Stock were issued and outstanding. Each share of the Series A Preferred Stock is convertible into such number of shares of Company Common Stock as is determined by dividing the stated value ($1,000) of the shares of Series A Preferred Stock (as increased by accrued but unpaid dividends as of September 30, 1998) by the then current conversion price (which is determined by reference to the then current market price, but in no event will the Conversion Price be greater than $9.345). For example, if converted at August 31, 1998, based on a Conversion Price of $1.48 (the average of closing prices for the Company Common Stock for any three consecutive trading days during the preceding thirty day period), the remaining 8,000 shares of the Series A Preferred Stock would have been convertible into 6,922,817 shares of Company Common Stock; however, without waiver by the AMEX of its rules, Company would be permitted to issue only 2,165,898 shares of Company Common Stock without a shareholders' vote approving the issuance of additional shares. For the foregoing example, the lowest price averaged during such three-day period has been used. The number of shares of Company Common Stock which may be required to be issued could prove to be even greater in the event of further decreases in the trading price of the Company Common Stock assuming that the required shareholder approval is obtained. Holders of Company Common Stock could therefore experience substantial dilution of their investment upon conversion of the Series A Preferred Stock. The shares of Series A Preferred Stock are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144 or Rule 701. The Series A Preferred Stock also contains terms that impose restrictions on Company and may hinder Company's ability to raise additional capital. The Company Preferred Stock bears a cumulative dividend of 6% per annum payable quarterly in cash or, at Company's option, the dividend amount may be added to the conversion amount. Company's Board of Directors had declared that the cumulative dividends accrued through and payable on June 30 and September 30, 1998 shall be added to the conversion amount and not paid in cash.

9. Company's Debentures are convertible into Company Common Stock, at the option of the holders of the Debentures, at any time prior to maturity at a conversion price of $4.38 per share, subject to adjustment in certain events. Company has reserved 3,000,000 shares of Company Common Stock for the conversion of the Debentures. Mandatory sinking fund payments of 15% of the original principal, adjusted for conversions prior to the date of payments, are required annually commencing December 15, 2000. The Debentures are uncollateralized and subordinated to all present and future senior debt, as defined, of Company and are effectively subordinated to all liabilities of subsidiaries of Company.

10. The purchasers of the Company Preferred Stock received warrants to purchase 224,719 shares of Company Common Stock at a price of $10.68 per share for a period of three years from December 31, 1997. In addition, Aberfoyle
     Capital, Ltd., was issued warrants to acquire 44,000 shares of Company Common Stock as a fee in connection with the placement of the Company Preferred Stock. These warrants are exercisable at $10.68 per share for a three year period from December 31, 1997. The warrants issued to the purchasers of the Company Preferred Stock and to Aberfoyle Capital, LTD., may be adjusted from time to time under certain anti-dilution provisions. In June, 1998 in connection with securing the consent of the holders of the Series A Preferred Stock to the business combination with Omimex Resources, Inc., the terms of the warrants were modified to reduce the exercise price.

11. In connection with the issuance of the Company Preferred Stock, the purchaser received the right to be issued warrants to acquire 200,000 shares of Company Common Stock should Company exercise its right to redeem the Company Preferred Stock. The warrants are exercisable over five years commencing five days after redemption of the Company Preferred Stock at an exercise price of 105% of the price of the Company Common Stock at the time of redemption. The warrants may be adjusted from time to time under certain anti-dilution provisions.

12. In connection with an Exchange Agreement entered into on March 6, 1998, effective January 1, 1998, and closing on April 6, 1998, by a subsidiary of Company for its acquisition of the remaining 20% working interest in the Potash Field located in Louisiana and an additional 10.2% working interest in the Manila Village Field in Louisiana, Company was obligated to tender 200,000 shares of Company Common Stock, free of all restrictions, to the Seller, while Company was to reserve and withhold 10,000 shares thereof until such time as certain litigation affecting the subject matter of the Exchange Agreement is dismissed or upon written agreement by the parties. In July, 1998, Seller assigned its entire receivable from this transaction to Capco Resources, Ltd., Company's affiliate and major shareholder, in exchange for its receipt of 200,000 unrestricted shares of Company Common Stock. In satisfaction of Company's obligation to Seller's successors, Company reserves the right to grant stock options or pay a cash equivalent of approximately $750,000 in lieu of Company Common Stock or a combination thereof. The Company has been orally informed that the holder of the 20% interest was seeking to acquire the Series A Preferred Stock and may assert claims against the Company with respect to the disposition of the 20% interest.

13. In February, 1998, Company entered into a services agreement with a consultant to provide public and financial relations services through May 31, 1998, in exchange for reimbursement of expenses of $10,000 per month and for a grant of 25,000 shares of fully paid Company Common Stock valued at the closing price on the last trading day preceding May 31, 1998.

14. Reference is made to the Exhibit List of the Annual Report on Form 10-K of Company for the year ended December 31, 1997 which is incorporated herein by reference.

15. Reference is made to "Certain Relationships and Related Transactions" of Company's definitive proxy statement filed on form 14A on July 16, 1998 (File No. 001-13880) which is incorporated herein by reference.

16. In March, 1998, the legal services agreement with Rodney C. Hill, a Professional Corporation which acts as general counsel to Company, was amended to terminate the existing fee arrangement and limit the scope of representation of Company to matters pertaining to the proposed business combination with Omimex Resources, Inc. with compensation set at $100,000 upon completion of the business combination or $50,000 if such transaction is not consummated. In April, 1998, Company's Compensation and Options Committee resolved that the agreement was further amended to provide for the cancellation of the grant of options to acquire 125,000 shares of Company Common Stock and, among other consideration, the issuance of 20,000 shares of Company Common Stock, fully paid, and the grant of options to acquire 30,000 shares of Company Common Stock at fair market value at the time of grant that vested immediately and which expire in one year. In addition to the foregoing, in June 1998 Company agreed to extend representation through September 30, 1998 for a total cost of $50,000 plus expenses to be paid at the minimum rate of $6,000 per month with the unpaid balance due by October 31, 1998. In September, 1998, Company agreed to extend representation through October 31, 1998 for an additional $6,000 plus expenses and to extend the excerisable term of the option granted to acquire 30,000 shares of Company common stock and at the exercise price of $1.50 per share.

17. In April, 1998, Company's Compensation and Options Committee, resolved that, in recognition of the services performed by the following employees or consultants, Company issue fully vested, paid and unconditional performance shares at fair market value to said persons and in the amounts set forth after their respective names in compliance with the terms of and in the form required by Company's 1996 Incentive Equity Plan: Imran Jattala (10,000); Burt Cormany (10,000); Irwin Kaufman (20,000); and Faysal Sohail (20,000).

18. Employment and consulting agreements entered into by Company include those with: Ilyas Chaudhary (CEO & President), Alex Cathcart (engineering), Rodney C. Hill (legal counsel), Burt Cormany (President of SMRC), Herb Miller (President of Beaver Lake Resources), Tim McPherson (Controller), and Walton Vance (accounting). Clarification by Dr. Charles A. Kohlhaas of his terminated agreement with Company remains outstanding.

19. Per the amendment to the 1997 Stock Option Plan for Non-Employee Directors approved by Company shareholders at the 1998 annual meeting, non-employee directors receive a grant of an option to acquire 15,000 shares of Common Stock at the fair market value on the date of grant and each anniversary and vesting pro rata over five years. On August 28, 1998, Alex Cathcart was granted an option to purchase 15,000 shares of Company common stock, vesting 20% per year, at an exercise price of $1.50 per share exercisable for ten years per Company's 1996 Incentive Equity Plan.

20. Company reserves the right to grant options to key employees to acquire Company common stock pursuant to Company's 1996 Incentive Equity Plan.

                                  Schedule 3.1
                                     to the
                         COMMON STOCK PURCHASE AGREEMENT
          Between Saba Petroleum Company and Horizontal Ventures, Inc.



1. All items on Schedule 3.1(2)(a) to the Common Stock Purchase Agreement between Company and HVI are incorporated herein by this reference.

2. Company is qualified and licensed to transact business as a foreign corporation in the jurisdiction of California DBA Delaware Saba Petroleum Company. Saba Petroleum, Inc., a California corporation, is a wholly-owned subsidiary of Company and had consented to Company's DBA in California as Saba Petroleum Company. Company's request to the California Secretary of State to change its DBA to Saba Petroleum Company was, however, denied for similarity notwithstanding the wholly-owned subsidiary's consent. No further action has been taken either with respect to the change of Company's DBA or the implementation in California of the DBA.

3. Set forth below is a list of subsidiaries directly or indirectly owned by the
Company:

Saba Petroleum, Inc., a California corporation Santa Maria Refining Company, a California corporation Saba Realty, Inc., a California corporation Saba Cayman Limited, a Cayman Islands corporation Saba Petroleum of Michigan, Inc., a
Michigan corporation Saba Energy of Texas, Inc., a Texas corporation Saba Exploration Company, a California corporation Sabacol, Inc., a Delaware corporation Saba International Limited, a Delaware corporation Saba Jatiluhur Limited, a Cayman Islands corporation Saba Petroleum (U.K.) Limited, a United Kingdom corporation Beaver Lake Resources Corporation, a Canadian corporation MV Ventures, GP Saba Acquisition, Inc., a Delaware corporation (never organization was intended for purposes of proposed business combination with Omimex Resources, Inc.)

4. Effective January 1, 1998 Saba Energy of Texas, Incorporated acquired the remaining partnership interest in MV Ventures, GP, a partnership in which Saba Energy of Texas, Incorporated was the only other partner. Pursuant to the terms of the partnership agreement for MV Ventures, GP, Company had determined that the partnership had dissolved, without having to wind up and liquidate its affairs, and that the sole remaining partner, Saba Energy of Texas, Incorporated, may continue the business of the partnership.

5. Company has a 1996 Incentive Equity Plan and a 1997 Stock Option Plan For Non-Employee Directors, and Company's Canadian subsidiary has a Revised Stock Option Plan.

6. In October, 1997, Company was contacted by the Federal Bureau of Investigations which had conducted an inquiry at that time into the trading practices of Company's Common Stock. To Company's knowledge, the inquiry did not discover any violations executed by Ilyas Chaudhary or Company.

7. In August, 1997, the American Stock Exchange contacted Company to advise of its routine review of transactions effected in Company's Common Stock during a period of increased price and volume activity. In response to the Exchange's request, Company verified whether specific parties named by the Exchange had any affiliation or relationship with Company or any of its officers, directors, and agents. , The Company is unaware of the result of the inquiry but has not been advised that the inquiry did revealed any violations of law or Exchange rules.

In August, 1998, the American Stock Exchange contacted Company to inquire about Company's continued listing eligibility following its report of losses, bank indebtedness, and going concern and to inquire about the independent status of Company's outside directors. Reference is made to the Company's recent financial statements and to the listing standards of the Exchange.es. 8. Most of Company's oil and gas properties are held in the form of mineral leases, licenses, reservations, concession agreements and similar agreements. In general, these agreements do not convey a fee simple title to Company, but rather, depending upon the jurisdiction in which the apposite property is situated, create lesser interests, varying from a profit a prendre to a determinable interest in the minerals. In some jurisdictions, notably non-US jurisdictions, Company's interest is only a contractual relationship and bestows no interest in the oil or gas in place. As is customary in the oil and gas industry, a preliminary investigation of title is made at the time of acquisition of undeveloped properties. Title investigations are generally completed, however, before commencement of drilling operations or the acquisition of producing properties. Company believes that its methods of investigating title to, and acquisition of, its oil and gas properties are consistent with practices customary in the industry and that it has generally satisfactory title to the leases covering its proved reserves. Because most of its oil and gas leases require continuous production beyond the primary term, it is always possible that a cessation of producing or operating activities could result in the loss of a lease.Assignments of interest to/from the Company may not have been publicly recorded.

9. In or about August, 1998, oil and gas leases in Nevada in which Company had an interest had been terminated for Company's lack of rental payment. Company is considering the reinstatement of the leases. Other oil and gas leases in which Company has an interest may be deficient and subject to action by Company.

10. Company may require ratifications for various leases for Vacca Tar Sand in California. Maintenance of the Company's interest is subject to fulfillment of drilling and other obligations contained in its agreements with the Operator of the property. Maintenance of the leases is dependent upon fulfillment of various drilling and producing operations over which the Company has little if any control. Consequently, it is possible for the Company to lose its interests in such leases through action or inaction of the Operator. The Company understands that the leases have been essentially non-productive for various periods of time, which fact may result in termination of the leases. The Company does not follow operations on the leases and consequently is not aware of whether the leases are in good standing or may be subject to termination.

11. In November 1997, Company received a letter from a property owner, and his attorney, in California demanding compensation for the use of a gas transfer line located on his property. Company may be subject to resolving this issue, as well as claims related to mineral interests, working interest, and/or surface use and rights, including without limitation (a) four wells in REDU located on the Wardman Lease where abandonment is sought (and may be subject to legal action instituted by surface owner and/or a third party in interest), and (b) well #YW11 in REDU where errors in disclosure of location, production and/or rights may have occurred by Company.

12. In September, 1998, the holders of Company Preferred Stock had stated to Company that it may seek legal action against Company for its failure to timely cause the Registration Statement for the Preferred Stock to become effective by the Securities and Exchange Commission and/or to timely cause the special meeting of the Company shareholders to take place to vote upon the proposed conversion. In the meantime, Company continues to incur a penalty owed to the holders until the Registration Statement is effective. Reference is made to the documents relating to the Series A Preferred Stock for a description of the Company's obligations relating thereto, including obligations which the Company has not fulfilled.

13. In 1998, two deaths occurred on Company's property in California (unknown victim - homicide) and Colombia (employee - field accident) and were reported to Company's insurance company.

14. Substantially all of Company's properties, including its stock in its subsidiaries Sabacol, Inc. and Beaver Lake Resources Corporation, are hypothecated to secure Company's current and future indebtedness to Bank One, Texas N.A.. Company's working interest in properties may be subject to lienholds pursuant to non-payment. Company expects liens to be filed against its assets and to be subject to lawsuits arising out of Company's non-payment or untimely payment of its obligations. Company's real property owned by its subsidiary, Santa Maria Refining Company ("SMRC"), is encumbered by a first trust deed in the amount of $1 million in favor of the seller of the refinery and is in place to secure SMRC's performance of environmental obligations as provided in the purchase and sale agreement therefor which is incorporated herein by reference. Beneficiary was contacted by Company to request the partial reconveyance of the trust deed as it encumbers the agricultural property adjacent to the refinery with Company's plan to sell the property unencumbered.

15. Under a current processing agreement with PetroSource, PetroSource purchases crude oil (including crude oil produced by Company), delivers it to the refinery, reimburses Company's out-of-pocket refining costs, markets the asphalt and other products and generally shares any profits equally with Company. The arrangement with PetroSource ends on December 31, 1998 and Company does not intend to renew the arrangement on its present terms. From that time forward, Company has requested proposals from a limited number of parties for participation in a processing agreement with SMRC. Under the proposed terms of such an agreement, SMRC shall receive a fee for processing while the obligation and revenue for providing the crude oil and for transporting and marketing the refined products shall be borne by the participant.

16. Company's approximate payment of $133,000 to a trade vendor who had supplied equipment to Company is secured by two pumps used on Company's producing properties located in Louisiana.

17. Statutory liens have been recorded against the Louisiana properties owned by Company for Company's failure to pay trade payables. Preliminary actions have been taken to proceed with foreclosure on some of these liens. Further, lawsuits have been filed and served upon Company's subsidiaries for the payment of trade payables. Company has contacted such categorical claims known by it as of September 30, 1998 in the approximate amount of $800,000 to propose and agree upon a payment plan with the vendors in exchange for their forbearance on any further action. Company has entered, is entering or plans to enter into payment plans agreed upon with such vendors and any additional vendors so required.

18. In connection with various borrowings from Bank One, Texas N.A., Mr. Chaudhary has guaranteed payment of approximately $3,000,000 of Company's debt to such bank.

19. Burt Cormany has been the President of Company's subsidiary, SMRC, since July 1, 1994, but Mr. Cormany had not filed a Form 3 with the Securities and Exchange Commission until August 31, 1998, which form was filed late.

20. Weld County Oilfield Waste Disposal Operating Group v. Bordeaux Petroleum Company - Company received notice of a claim against it based upon its alleged disposal of oil field waste materials at a waste disposal site. Amoco, HS Resources and Gerrity Oil and Gas, all PRP, submitted a proposed settlement agreement in March 1997 in regards to the cleanup of the disposal of hazardous substances hauled to WCWDI by former customers including Company. A proposed settlement agreement and copies of EPA Administrative Orders were delivered to Company. The settlement agreement proposed that Company participate in the percentage of 0.05%, or $4,001 in exchange for which Company would receive an indemnification from certain future exposures; the indemnity was unacceptably narrow in scope and was rejected by Company. Company counter-offered with a settlement contribution of $2,000. The matter is still pending.

21. In its review of Company's payroll tax and information returns for the years ended 1993-1996, the Internal Revenue Service proposed adjustments based upon the assertions that Company misclassified as independent contractors various persons who were employees of Company, that Company did not withhold income taxes from payments made to such persons, and that Company failed to file its information returns timely. In addition, the Service proposed to impose interest and penalties on Company. As of this date, there is no pending or threatened litigation. The matter has been under review by Company and the Service. Company filed a protest letter with the IRS on November 21, 1997, and an Appeals Conference was held in June, 1998 with the Appellate Branch of the Service to resolve these issues. The years ended 1993-1995 were settled for $93,370, and the year ended 1996 assessed for $21,750 is yet to be settled. Company has requested or plans to request that the penalties for the year ended 1996 be waived. It is Company's hope that these issues can be resolved without litigation in the U.S. Tax Court. Company anticipates that a number of the proposed assessments will be reduced and, in some cases, such as penalties, eliminated. Company believes that its ultimate exposure as a result of these matters should not exceed $115,000. Based upon its assessment of the matter, Company has made a provision for these contingencies in its year end 1997 financial statements in the amount of $90,000.

22. Company and a non-affiliated oil and gas operator have acquired top leases on lands in Texas. The other company believes that the underlying leases have expired and will be filing an action in Texas to confirm that belief. Company had authorized counsel for such company to join Company as a party plaintiff. A settlement was reached amongst the parties whereby a $200,000 payment will be tendered to the plaintiffs in return for a release of the top leases, pending confirmation from the court and the appeal period. The interest of Company's subsidiary in this action is 50%.

23. Through its subsidiary, Company discharged water from its operations in Louisiana pursuant to a compliance order issued by the Louisiana Department of Environmental Quality ("DEQ"). The matter of overboard discharge is controlled by the Environmental Protection Agency, but regulated by the State of Louisiana through its DEQ. Since the initial termination date of December 31, 1991, the DEQ had consistently granted extensions regarding the matter of overboard discharge. The DEQ had granted Company's subsidiary an extension of its discharge permit through January 31, 1998. In or about September 1997, Company's subsidiary had been notified by the DEQ, however, of its assertion that Company's subsidiary's permit had expired in September or October, 1997. In February, 1998, Company's subsidiary was served with a penalty assessment of approximately $31,000 for incidence of overboard discharge of produced water, and the DEQ has agreed to accept payment thereof in eighteen equal installments. Company's subsidiary had been conducting its operations in compliance with the permit as it had customarily done in the past. Company's subsidiary ceased overboard discharge of produced water prior to the deadline set forth in the compliance order, and it continues to inject all produced water into a wellbore converted from an inactive production well to an injection well.

24. On its amalgamation with Capco Resources Properties, Ltd. ("CRP"), Company's Canadian subsidiary assumed a judgment in favor of Canada Mortgage and Housing Corporation. It was a term of the amalgamation that a third party would satisfy the judgment and indemnify the subsidiary. The sum of $30,000 CDN remained outstanding on the judgment as of September 30, 1998. CRP undertook to make required payments until the judgment is paid in full.

25. Roll'n Oilfield Ltd. drilled the 5-18 horizontal well for Company's Canadian subsidiary in August/September, 1997. Roll'n filed a statement of claim against the subsidiary in December, 1997, for monies owed of approximately $242,000 CDN. The subsidiary is disputing a portion of the invoices for various reasons. Roll'n appeared in court in May, 1998, in an attempt to receive a summary judgment, yet the motion was successfully defended and defeated by the subsidiary. In the hearing, the judge agreed that there was likely some money owed for services rendered; however, the motion was set aside for trial. As of September 30, 1998, this matter was satisfied.

26. Midwest Safety provided safety services to Company's Canadian subsidiary in drilling the horizontal well in August/September, 1997. The subsidiary did not pay the invoice(s) as quickly as the supplier had expected and filed a statement of claim in December, 1997, for approximately $19,000 CDN. The subsidiary has made partial payments on account subsequent to said filing. As of September 30, 1998, this matter was satisfied.

27. In early 1997, Company received a letter from the office of the District Attorney of Santa Barbara County, which threatened commencement of legal proceedings based upon Company's failure to respond to demands that it observe requirements of a land use permit previously issued to it authorizing the transportation of natural gas produced from its Cat Canyon properties to its Santa Maria refinery through a pipeline system owned in part by Company. Company has responded to the letter and has had discussions with representatives of the District Attorneys office and the concerned local agencies and believes that it is in the process of resolving the outstanding issues. The matter has been quiescent for several months.

28. In December 1997, Company contracted with Gitte-Ten, Inc. ("GTI") to purchase from GTI all of its surface fee and leasehold interests in certain property located in Santa Barbara County, California. A portion of the purchase price was paid at closing on December 31, 1997, at which time GTI's interests were conveyed to Company. The remaining purchase price of $350,000 was to be paid through overriding royalty payments of Company's gross income from the leases until the balance was retired but no later than January 1, 2003, on which date any unpaid balance was to be immediately due and payable. To provide GTI with an assurance of Company's payment obligation, Company executed a promissory note in the principal amount of $350,000 which provided that said amount (less the total amount of overriding royalties paid to GTI) was all due and payable on February 27, 1998, unless Company replaced the note by February 24, 1998, with an irrevocable and non-cancelable surety bond or letter of credit in the then unpaid balance. Company was unable to procure either instrument and the note became all due and payable on February 27, 1998. Notwithstanding attempted settlement conferences by Company with GTI, GTI filed a claim against Company in March 1998, for breach of contract and seeks damages of $350,000 plus interest at the rate of 13.5% per annum and attorney fees. Company has interposed certain defenses and the matter is in discovery.

29. In July, 1998, Company was served with a lawsuit filed by Todd Allen Schwier alleging property damage and loss of income and property (fatally hit dog) in the amount of $6,000 resulting from a motor vehicle operated by Company on one of its access easements. Company is represented by counsel appointed by Company's insurance carrier pursuant to a claim submitted under Company's automobile policy.

30. In July, 1998, Company was served with a lawsuit filed by Gary Chase alleging personal injury in the amount of $515,000 resulting from general negligence premises liability on one of the oil leases that Company operates. Company is represented by counsel appointed by Company's insurance carrier pursuant to a claim submitted under Company's general liability policy.

31. In or about July, 1998, Company received a Notice of Hearing on joint petition for order permitting disclosure of information and records and protective order filed by CalResources LLC and James W. Maples, Kern County Assessor. It is believed that Company received this Notice as a potential person who may have provided confidential information to the Kern County Assessor. Company had not responded to nor attended the hearing.

32. In October, 1998, Company was notified by a representative of a shareholder of Company that an investigation of alleged violations of Section 16(b) of the 1934 Act is underway and was requested to conduct an investigation of Ilyas Chaudhary's trading activities from December 1997 and to account and disgorge profits realized by Ilyas Chaudhary pursuant to certain alleged scurities transactions. While Company is not aware of any threatened legal proceedings other than those described in this Schedule 3.1(2)(a), Company may be subject to legal actions that have been threatened without Company's knowledge.

33. A $75,000 note payable is due upon demand from Allied Energy for which a demand has not yet been made by Company.

34. There is only one worker's compensation claim that is open for Company, and it is a claim that is under the Santa Maria Refinery which occurred on June 18, 1997 for an injury involving multiple body part burns - left hand.

35. In connection with a proposed acquisition of properties of SolvEx Corporation, Company loaned $100,000 to SolvEx, which loan was guaranteed by John Rendall, Chief Executive Officer and a principal shareholder of SolvEx. SolvEx had filed for reorganization, and collection of the loan, which was in default, from SolvEx was questionable. Company commenced an action in Santa Barbara County Superior Court in December, 1997, to realize upon the guarantee. Pursuant to a stipulation entered into with Mr. Rendall, Company received the principal amount and accrued interest through June 30, 1998 in settlement of the matter in September, 1998.

36. Franchise Taxes, local taxes and/or returns therefor are or may be outstanding for Company and its subsidiaries, including without limitation the following entities, in the following jurisdictions, and for the following periods:

         Entity                            Jurisdiction               Period
         Saba Petroleum Company             Delaware          1997
         Saba Energy of Texas, Incorporated California                1991-1997*
         Saba Energy of Texas, Incorporated Louisiana, Texas  1997
         Sabacol, Inc.                               Colombia          1997

         *Discontinued business in this jurisdiction but failed to withdraw. If this entity were to ever transact business in California again, it would have to reinstate its qualification by paying accrued taxes and penalties.


37. Effective March 1, 1998, Company sold its interest in oil/gas properties located in Michigan and Alabama in July and September, 1998, respectively, for an aggregate of $4.4 million. The terms of the sale of Michigan included a look back period for title defects and environmental/remediation matters. As a related party transaction, Bradley Katzung, an officer of Company, received a bonus of 1% of the net proceeds for the timely sale of Michigan, and Ilyas Chaudhary, Chairman, CEO, and President of Company, has an interest in the buyer of Alabama. The accounting method to disclose the gain on the sale of Michigan and/or Alabama may be adjusted, as required, from methods used in prior reporting periods.

38. Company's respective subsidiaries have entered into agency agreements for the sale of certain properties located in California and Louisiana, Michigan, Wyoming, and Texas, respectively.

39.  Company  maintains  a 401(k)  employee  benefit  plan within the meaning of
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Company maintains and provides an employee health care benefit plan that includes medical, dental, life, and disability coverage.

40. One claim is pending under Company's commercial general liability policy pursuant to a claim caused by a subcontractor of Company. This claim will either be paid by last year's carrier and then subrogated against the subcontractor or will be paid directly by the subcontractor's insurance carrier.

41. Company's execution, delivery and performance of the Agreement requires or may require the consent of Bank One, Texas, N.A, Company's Debenture Holders, and/or RGC International Investors, LDC.

42. In connection with the acquisitions of most of its properties, including those in Colombia and in California, Company has agreed to indemnify the sellers from various environmental liabilities, including those that are associated with the sellers' prior obligations. Many of these properties have been in production during years in which environmental controls were significantly more lax than they are presently. While Company generally conducts a limited environmental investigation of the properties it acquires, it does not conduct a detailed investigation and, accordingly, Company may be subject to requirements for remediation of environmental damage caused by its predecessors. At the time of an acquisition, there may be unknown conditions which subsequently may give rise to an environmental liability. Consequently, it is difficult to assess the extent of Company's obligation under these indemnities. Further, the oil and gas industry is also subject to environmental hazards, such as oil spills, oil and gas leaks, ruptures and discharges of oil and toxic gases, which could expose Company to substantial liability for remediation costs, environmental damages and claims by third parties for personal injury and property damage. Because of the nature of oil and gas producing operations, it is unlikely that operations will be totally violation-free.

     Except as indicated in the public reports filed by the Company or as disclosed herein, the Company does not know of the existence on its operated properties of any material amounts of any toxic or hazardous substance including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, or of any remedial action required by virtue of any release of any toxic or hazardous substance, pollutant or contaminant into the environment which now require said remediation. Many of the Company's properties are operated by others and the Company is not in a position to describe remedial actions which may be required on such properties. As is common in the oil and gas industry, oil properties are subject to the risks of contamination, which may occur without knowledge of the executive officers of the Company. The Company is under a general obligation to remediate its properties unpon the cessation of oil and gas operations.

43. In February 1997, Company's rights to the Cocorna area in Colombia expired in accordance with the terms of the governing agreement, and this property reverted to Ecopetrol. Company and the operator were required to perform various environmental remedial operations, which the operator advises have been substantially, if not wholly, completed. Company and the operator are waiting for an inspection of the Cocorna area by Colombian officials to determine whether the government will require any further remedial work. Based upon the advice of the operator, Company does not anticipate any significant future expenditures associated with the environmental requirements for the Cocorna area.

44. The party who sold the asphalt refinery in Santa Maria, California, to the Company, agreed to remediate portions of the refinery property in a five-year  period  ending  June  1999.  Prior  to  the  acquisition  of the refinery, the Company had an independent consultant perform an environmental compliance survey for the refinery. The survey did not disclose required remediation in areas other than those where the seller is responsible for remediation, but did disclose that it was possible that all of the required remediation may not be completed in the five-year period. Should the seller not complete the work during the five year period, because of uncertainties in the language of the agreement, there is a risk that a court could interpret the agreement to shift the burden of remediation to the Company. Reference is made to the apposite documents to ascertain the extent of the Company's obligations.

     In addition, the Company had been advised in June 1998 by the seller's consulting engineers that groundwater monitoring conducted in May 1998 had revealed unacceptable levels of light hydrocarbons contamination. Groundwater monitoring wells have not shown evidence of groundwater contamination, with the exceptions of monitoring conducted in May 1998. The May 1998 results indicated the presence of benzene in all four monitoring wells which exceeds allowable limits. In addition, detectable amounts of toluene, ethylbenzene and xylenes were reported. Historically, BTEX compounds have not been detected in groundwater samples obtained since 1992. At the request of the Regional Water Quality Control Board (RWQCB), the wells were resampled in July 1998. Consistent with the historical analytical results, petroleum hydrocarbons were not detected in the July 1998 samples. The environmental contractor, who has used the same sampling protocol since 1992, could not identify any specific reason for the apparent inconsistency found in the May 1998 samples. The RWQCB has requested additional monitoring wells to be placed on site and on property directly west of the refinery perimeter. It is the Company's opinion that the additional wells will confirm historical results from the existing wells that ground water contamination has not occurred from past or present operation of the refinery but there can be no assurance of this. The Company believes that the contamination is attributable to its predecessor's operations, since the Company does not produce the particular contaminates at the refinery and such was produced by the Company's predecessor. Appropriate authorities have been notified of this condition.

     Ultimate responsibility for remediation of the foregoing condition depends upon an interpretation of the contract of purchase and factual matters. The Company has been in contact with its predecessor about the foregoing; however, no agreement has been reached on responsibility nor has the cost of remediation been estimated. Further, the previous owner of land adjoining the refinery, and the seller of said property to an affiliate of the Company, had claimed to the Company that his property had been contaminated by underground emissions from the refinery. This condition also creates an uncertainty as to whether remediation is the responsibility of the Company or its predecessor in interest. Company also contacted its predecessor with respect to this matter with no agreement on responsibility. Should the foregoing matters not be resolved satisfactorily, they may result in litigation. It is also possible that a failure to resolve the matters could result in significant liability to the Company. While the seller of the subject property retains a mortgaged interest in the property, the Company's subsidiary that operates the refinery has agreed to toll the statute of limitations for any claims by the seller against the subsidiary and to obtain the seller's prior consent prior to entering into any agreement with respect to hazardous materials on the property.

45. In 1993, Company acquired a producing mineral interest from a major oil company. At the time of acquisition, Company's investigation revealed that a discharge of diluent (a light, oil-based fluid which is often mixed with heavier grades of crude) had occurred on the acquired property. The purchase agreement required the seller to remediate the area of the diluent spill. After Company assumed operation of the property, Company became aware of the fact that diluent was seeping into a drainage area which traverses the property. Company took action to contain the contamination and requested that the seller bear the cost of remediation. The seller has taken the position that its obligation is limited to the specified contaminated area and that the source of the contamination is not within the area that the seller has agreed to remediate. Company has commenced an investigation into the source of the contamination to ascertain whether it is physically part of the area which the major oil company agreed to remediate or is a separate spill area. Company also found a second area of diluent contamination and is investigating to determine the source of that contamination. Investigation and discussions with the seller are ongoing. Should Company be required to remediate the area itself, the cost to Company could be significant. Company has spent approximately $240,000 to date on remediation activities, and present estimates are that the cost of complete remediation could approach $750,000. Since the investigation is not complete, Company is unable to accurately estimate the cost to be borne by Company.

46. In 1995, Company agreed to acquire, for less than $50,000, an oil and gas interest on which a number of oil wells had been drilled by the seller. None of the wells were in production at the time of acquisition. The acquisition agreement required that Company assume the obligation to abandon any wells that Company did not return to production, irrespective of whether certain consents of third parties necessary to transfer a portion of the property to Company were obtained. Company was unable to secure all of the requisite consents to transfer the property but nevertheless may have the obligation to abandon the wells. The leases have expired. A preliminary estimate of the cost of abandoning the wells and restoring the well sites is approximately $1.5 million. Company has been unable to determine its exposure to third parties if Company elects to plug such wells without first obtaining necessary consents. The surface owner (Exxon) of a portion of the property has requested Company to abandon the surface facilities in lieu of a legal demand therefor. Company has responded that it is Company's predecessor's (Shell's) obligation to abandon the leases, as Company acquired only the right to operate the leases on all the property until such time as the assignments were obtained on a portion of the property. For these and other reasons, there can be no assurance that material costs for remediation or other environmental compliance  will  not  be  incurred  in  the  future.  These  environmental compliance costs could materially and adversely affect Company. In addition, Company is generally required to plug and abandon well sites on its properties after production operations are completed. No assurance can be given that the costs of closure of any of Company's other oil and gas properties would not have a material adverse effect on Company.

47. Set forth below without limitation is a list of each bank and other financial institutions with which Company and its subsidiaries have an account and the names of all persons authorized to draw thereon or to have access thereto. If an account has more than one person authorized, any combination of two people named may draw thereon or have access thereto:

                                                                            Persons Authorized
     Financial Institution          Entity                             Individually or Collectively


     Bank One-Houston               Saba Energy of Texas, Inc.       W. Vance, T. McPherson,I. Jattala

     Bank One-Houston               Saba Energy of Texas, Inc.       W. Vance, T. McPherson,I. Jattala

     Bank One-Houston               Saba Petroleum Company           W. Vance, T. McPherson,I. Jattala

     Bank One-Houston               MV Ventures                        W. Vance, T. McPherson,I. Jattala

     Bank One-Houston               MV Ventures                        W. Vance, T. McPherson,I. Jattala

     Bank One-Houston               Saba Exploration Company         W. Vance, T. McPherson,I. Jattala

     Bank One-Houston               Saba Petroleum of Michigan        W. Vance, T. McPherson,I. Jattala

     Wells Fargo                    Saba Petroleum Company            W. Vance, T. McPherson,I. Jattala

     Wells Fargo                    Saba Petroleum Company            W. Vance, T. McPherson,I. Jattala

     Wells Fargo                    Saba Energy of Texas, Inc.        W. Vance, T. McPherson,I. Jattala

     Interbanco                     Sabacol, Inc.                      Ernesto Olivares
     Canadian Western Bank Beaver Lake Resources                       H. Miller, R. Denecky,K. McKnight

     First Bank of San L. Obispo    Saba Petroleum Company             W. Vance, T. McPherson,I. Jattala


48. Set forth below without limitation is a list of persons holding a power of attorney granted by Company:

     On behalf of:         Sabacol, Inc. with respect to Colombia
     For:                  qualification; agreements; properties and accounts;
                           and all interests of the company
     By:                   Ilyas Chaudhary as principal legal representative or
                           manager
                           Fernando Caycedo as his First Alternate
                           Walton C. Vance as his Second Alternate
                           Meyer Ernesto Olivares as his Third Alternate

     On behalf of:         Saba Jatiluhur Limited with respect to Java Black
     For:                  agreements
     By:                   Mansoor Anjum as executive vice pres and manager of
                           Indonesian operations

49. Approximately $6.7 million in principal amount of bank debt matured for payment on July 31, 1998. Additionally, as of September 30, 1998 Company was not in compliance with the loan agreement's financial covenants. While non-payment of principal at maturity would, amongst other breaches of the loan agreement, automatically constitute a default of the loan pursuant to the terms of the loan agreement, the bank has not declared the loan in default by giving notice to Company; however, notice from the bank may not be required. Company and its bank are in discussions to restructure the terms of the loan agreement and extend the maturities of the short-term loans.

50. Effective August 15, 1998, the engagement of CIBC-Oppenheimer, Inc., an investment banking firm, was terminated which rendered due for payment the retainer and expenses incurred. During the following year, CIBC shall be entitled to a fee if a sale of Company, or any part, is consummated with any of thirty-four parties identified by CIBC and Company as having been contacted by CIBC on behalf of Company.

51. In May, 1998, Company engaged Friedman, Billings, Ramsey & Co. Inc. to act as financial advisor and lead underwriter for Company in connection with a proposed public offering of secured convertible notes or other securities of Company.

52. In March, 1998, the Louisiana Department of Natural Resources claimed to a subsidiary of Company an audit exception for royalties paid on lease use gas in the approximate amount of $7,000.

53. With respect to its interest in the Potash Field, Louisiana, Company's subsidiary had suspended approximately $350,000 of royalties for unknown royalty owners who have since been identified. One of the parties, Orleans Levee Board had instituted legal proceedings against Company for all of the royalties suspended and double said amount for damages and for the dissolution of the subject leases. The Levee Board has agreed to an extension for Company to respond pending a meeting with all identified royalty owners and/or their geologists in an attempt to reach an agreement regarding their respective allocations of said suspended royalties and to create a voluntary unit. Company's subsidiary released the suspended royalties from escrow to Company for Company's use. Company and/or its subsidiary bears the obligation to pay the royalties with interest upon resolution. Reference is made to La. Stats. with respect to the rights and obligations of the Company with respect to the suspended royalties.

54. Since June 30, 1998, a late filing notice on Form 12b-25 was filed for Company's Form 10-Q for the quarter ending June 30, 1998.

55. In or about June, 1998, Company's Canadian subsidiary sold all of its rights, title and interest in the Wainwright property located in Canada for $1,100,000 CDN.

56. In or about May, 1998, Company's Canadian subsidiary sold all of its rights, title and interest in the Princess/Jenner property located in Canada for $322,000 CDN.

57. Substantially all of the workers employed in connection with Company's and the operator's Colombian operations belong to one of two unions. The [daily union] is comprised of the Colombian field workers. The [monthly union] consists of the field engineers and field office workers in Colombia.

58. Company determined in its best interest to close its offices in Irvine, California as of September 30, 1998 and to extend the closing of its in Edmond, Oklahoma to October 31, 1998 (except for a month-to-month office lease).

59. All directors and officers questionnaires may not have been completed for certain reporting purposes, such as Company's definitive proxy statement filed on July 16, 1998 on Form 14A.

60. Oversights are reflected in Company's definitive proxy statement filed on July 16, 1998 on Form 14A that the Company deemed to be immaterial, such as the chart and footnotes reflecting the security ownership of certain beneficial owners.

61. Company is in the process of establishing Department of Transportation ("DOT") programs for the (a) drug and alcohol screening for all employees who are and have been working on DOT regulated vacuum trucks and pipelines; and (b) pipeline operation and maintenance for the lines that are and have been in use in by Company.

62. Saba Petroleum (U.K.) Limited, a United Kingdom company, is currently without legal representation in the U.K. Company's subsidiary forfeited its U.K. residence address provided by counsel for non-payment of legal fees. The U.K. counsel also served as corporate secretary, and the subsidiary's first annual meeting to be held in June, 1998 has not yet been completed to Company's knowledge. Company's appointment of officers has not yet been recorded in the minute book.

63. In September, 1998, Company and Omimex Resources, Inc. terminated the agreement for the proposed business combination and executed mutual releases therefrom. As a result, Company's note payable in the approximate amount of $4.2 million to Omimex is due on or before December 14, 1998. Failure to pay results in the conveyance of Company's interest in the Valesquez-Galan Pipeline in Colombia ("Pipeline"). Company and Omimex will be entering into a trust agreement with Bank One to act as escrow agent for the respective delivery of the security and funds. In the event of the conveyance of the Pipeline interest, the parties are negotiating a tariff, if any, to be charged by Omimex to Company and a letter agreement providing that Omimex shall assume all labor issues and environmental matters related to the Pipeline at the time of conveyance. Company has not yet reported the termination and mutual release on Form 8-K. In or about July 1998, the Pipeline was affected by guerrilla activity. Effective October 1, 1998, Company is negotiating with Omimex for an agreed upon payment of a portion of the accounts payable due monthly thereafter in Colombia. Company has not been party to the budget approval process for Colombian operations and is considering the exercise of its right to audit the joint account for previous fiscal years.

64. Company has not yet amended, or filed a report on Form S-8 to amend, the 1997 Stock Option Plan for Non-Employee Directors providing for a grant of an option to acquire 15,000 shares of Common Stock at the fair market value on the date of grant and vesting pro rata over five years, as approved by Company shareholders at the 1998 annual meeting. The Company has not yet issued Stock Option Agreements to the employees and consultants that are entitled to receive option grants, but is in the process of so doing.

65. Company has not yet executed the joint operating agreement for the U.K. prospect in which Company may acquire an interest upon its payment therefor, which is outstanding as of September 30, 1998 in the approximate amount of $650,000. Company had sold 50% of its interest to Omimex and a formal assignment has not been conveyed to Omimex at its request. While holding Omimex's interest in trust, Company may be liable if it were to execute the joint operating agreement that provides for foreclosure upon a working interest owner due to non-payment. Subsequent to an assignment to Omimex of its right to an interest in the prospect, Company plans to execute the joint operating agreement.

66. The Louisiana properties in which Company has producing oil and gas fields were damaged by the recent Hurricane Georges. Although portions of the properties were minimally damaged, others were considerably damaged. Initial assessments do not indicate environmental problems; however, tanks, piping, living quarters and other equipment have been heavily damaged, causing delays in resuming operations. Company's insurance carrier has been contacted to process a claim.

67. The Company has, from time to time, not filed its public reports in a timely manner.